Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES

FISCAL YEAR 2012 FIRST QUARTER RESULTS

GREEN BAY, WI (February 14, 2012)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading North American manufacturer of wet and dry wipes, and provider of specialty printing services and business imaging products, today announced that its sales for the first quarter of fiscal year 2012, which ended December 31, 2011, were $25,676,600, up 6% from sales for the first quarter of fiscal year 2011. Net loss per diluted share for the first quarter of fiscal 2012 was $0.14 compared to $0.04 net loss per diluted share for the first quarter of fiscal 2011.

In commenting on the results, Jim Robinson, Tufco’s President and CEO said, “The major contributor to our sales growth was increased seasonal demand within our Newton Business Imaging segment. However, this segment has experienced escalating paper and operating costs, which resulted in reduced gross margin. At Green Bay, reduced sales volume and shifts in our product sales mix and related operating inefficiencies resulted in reduced gross margin. Also, Green Bay relocated its warehouse operation from a third party warehouse to a self-operated warehouse. Savings from this move will begin in the second quarter and continue thereafter.”

“We are focused on increasing sales volume, improving sales product mix, new product development and cost reduction activities. Some activities will result in one-time expenses, but increased profitability in the long-term,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2012 results in comparison to fiscal 2011 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the slow economic recovery from the recent economic downturn, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO

Tufco Technologies, Inc.

P. O. Box 23500

Green Bay, WI 54305-3500

(920) 336-0054

(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000’s)

	September 30,	September 30,
	December 31,	September 30,
	2011	2011
ASSETS

Cash	$10	$8
Accounts Receivable—Net	13,598	15,363
Inventories—Net	17,766	14,200
Other Current Assets	1,472	1,335

Total Current Assets	32,846	30,906

Property, Plant and Equipment—Net	16,878	17,027
Goodwill—Net	7,212	7,212
Other Assets	134	136

Total	$57,070	$55,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$6,500	$6,449
Current Portion of Note Payable	263	259
Accounts Payable	11,905	8,968
Accrued Liabilities	545	572
Other Current Liabilities	326	470

Total Current Liabilities	19,539	16,718

Long-Term Debt	701	768
Deferred Income Taxes	1,721	2,085

Common Stock and Paid-in Capital	25,605	25,596
Retained Earnings	11,661	12,271
Treasury Stock	(2,157)	(2,157)

Total Stockholders’ Equity	35,109	35,710

Total	$57,070	$55,281

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000’s except share and per share data)

	September 30,	September 30,
	Three Months Ended
	December 31,
	2011	2010

Net Sales	$25,677	$24,161

Cost of Sales	25,242	23,058

Gross Profit	435	1,103

SG&A Expense	1,347	1,340

Operating Loss	(912)	(237)

Interest Expense	68	64
Interest Income and Other Income	(8)	(17)

Loss Before Income Taxes	(972)	(284)

Income Tax Benefit	(363)	(106)

Net Loss	$(609)	$(178)

Net Loss Per Share:
Basic	$(0.14)	$(0.04)
Diluted	$(0.14)	$(0.04)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947
Diluted	4,308,947	4,308,947

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